Exhibit 3.14

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

Subsidiary into Parent

Section 253

CERTIFICATE OF OWNERSHIP

MERGING

PHL ASSOCIATES INSURANCE AGENCY OF OH, INC.

WITH AND INTO

PHL ASSOCIATES, INC.

Pursuant to §253 of the General Corporation Law of the State of Delaware, PHL Associates, Inc., a corporation organized under the laws of Delaware on October 13,1995, hereby certifies to the following information relating to the merger (the “Merger”) of PHL Associates Insurance Agency of OH, Inc., an Ohio corporation, with and into PHL Associates, Inc.:

FIRST: This corporation owns 100% of the capital stock of PHL Associates Insurance Agency of OH, Inc. (“Subsidiary”), a corporation incorporated on the 16th of August, 1996, pursuant to the provisions of the General Corporation Law of the State of Ohio, and that this corporation, by resolution of its Board of Directors duly adopted by unanimous written consent, executed on the 15th day of June, 2000, determined to and did merge into itself said Subsidiary, which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of PHL Associates Insurance Agency of OH, Inc., a corporation organized and existing under the laws of Ohio, and

WHEREAS this corporation deems it in the best interest of the corporation to merge into itself the said PHL Associates Insurance Agency of OH, Inc., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said PHL Associates Insurance Agency of OH, Inc. and assumes all of its liabilities and obligations, and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said PHL Associates Insurance Agency of OH, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the County’s Recorder of Deeds; and

FINALLY RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, PHL Associates, Inc. has caused this Certificate of Ownership to be executed by its duly authorized officers this 16th day of June, 2000.

PHL ASSOCIATES, INC.

By:	/s/ Judith Y. Lawson
Judith Y. Lawson
Its Assistant Vice President

ATTEST:

/s/ Megan Huddleston
Secretary/Assistant Secretary